UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Cronos Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     On June 22, 2007, The Cronos Group (the “Company”) (Nasdaq: CRNS) filed its definitive proxy statement (“Proxy Statement”) with the Securities and Exchange Commission in connection with the special meetings of the Company’s shareholders called for August 1, 2007. At the first special meeting, the shareholders will be asked to approve a proposed sale of the Company’s assets (the “Assets Sale”) to CRX Acquisition Ltd., together with other proposals.
     The Proxy Statement is being mailed to the Company’s shareholders on June 28, 2007. Included with the Proxy Statement is the Company’s 2006 annual report to shareholders (“2006 Annual Report”), which includes a letter from the chairman of the board of directors of the Company (the “Chairman’s Letter”) and the Company’s 2006 annual report on Form 10-K for the year ended December 31, 2006. The 2006 Annual Report, with the Chairman’s Letter, is first being distributed to the Company’s shareholders on June 28, 2007.
     Set forth below is the Chairman’s Letter included in the Company’s 2006 Annual Report.
“LETTER FROM THE CHAIRMAN
Dear Shareholder:
Eight years ago, at the beginning of 1999, I had just assumed the role of CEO of the Company. It was my mission to build a “new” Cronos, establish an independent board of directors, lay the groundwork for improved operations, refocus our attention on our core business, and restore stability to the Company after mending the difficulties we faced as a result of certain actions and policies of prior management. With the assistance of a revitalized management team, dedicated employees, committed business partners, and a supportive board of directors, we achieved each of the major goals we set for ourselves in several critical areas. These accomplishments allowed us to build value in the Company for our shareholders by staying focused on the fundamentals while seeking out creative new marketing strategies in order to stay competitive in the dynamic marketplace. Now, just over eight years later, Cronos has reached another major milestone.
On February 28, 2007, The Cronos Group announced the proposed sale of the Company’s assets to CRX Acquisition Ltd. (“CRX”), an affiliate of Fortis Bank S.A. / N.V. (“Fortis”). The Fortis group of companies includes the Company’s lead lender and its partner in a joint venture container funding program. The Company reported the proposed sale in its Form 8-K report filed with the Securities and Exchange Commission on March 2, 2007. The proposed transaction is discussed in detail in the Proxy Statement enclosed with this report.
While providing a new strategic direction for the Company, this proposed transaction also will provide value and liquidity to the shareholders, liquidity that is not presently available to them through the trading market for our common shares.
Consummation of the transaction requires the approval of Cronos’ shareholders, which will be sought at the Company’s 2007 annual meeting. The proxy statement for that meeting contains detailed disclosures regarding the transaction. As proposed, the transaction consists of the sale of all of the Company’s assets to CRX and the assumption by CRX of all of the Company’s liabilities, for a cash payment of $133.7 million, an amount sufficient to generate a liquidating distribution to the Company’s shareholders of $16.00 per share, without interest and subject to any required withholding of taxes. In connection with the proposed sale, the Company will submit to its shareholders a plan of liquidation, providing for the liquidation of the Company promptly after sale of its assets to CRX and CRX’s assumption of the Company’s liabilities. If approved by the Company’s shareholders, and the transaction closes, Cronos will liquidate and dissolve, and its business will be continued by CRX as a private company. The management of Cronos will continue as the management of CRX, and members of the senior management of Cronos will acquire an equity interest in the purchaser. The Company anticipates a closing of the transaction in the summer of 2007.
Cronos advises its shareholders to review the enclosed Proxy Statement in anticipation of the 2007 meeting of shareholders at which time the transaction will be presented for approval.
Except as specifically referenced herein, this annual report on Form 10-K report has been prepared without taking into account the liquidation and dissolution of the Company as contemplated by the proposed transaction with CRX.
The board’s transaction committee, which is composed solely of the three independent directors of Cronos, has determined that the proposed sale is in the best interests of our shareholders, and that opinion is supported by the full board and by management.
Cronos is in its 29th year as a key participant in the movement of world trade, and I would like to extend my sincere appreciation to all who have supported us in our endeavors and who have been essential to our growth and success.
Sincerely,
/s/ Dennis J. Tietz
Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer
The Cronos Group
April 30, 2007”
Additional Information and Where to Find It
     In connection with the proposed Assets Sale, on June 22, 2007, the Company filed its definitive proxy statement concerning the Assets Sale, and other matters, with the Commission. The proxy statement is being mailed to the Company’s shareholders on June 28, 2007. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of the Company may obtain free copies of the proxy statement from the Company’s web site at www.cronos.com, or by email to ir@cronos.com, or by mail to the Company’s affiliate, Cronos Capital Corp., One Front Street, Suite 925, San Francisco, California 94111, or by telephone at (415) 677-8990. In addition, documents filed with the Commission by the Company are available free of charge at the Commission’s web site at http:\\www.sec.gov.